Ex-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 64 to the Registration Statement on Form N-IA (File Nos. 002-89287 and 811-03967) of our report dated November 26, 2013 relating to the September 30, 2013 financial statements and financial highlights of First Investors Cash Management Fund, First Investors Government Fund, First Investors Investment Grade Fund, First Investors Strategic Income Fund, First Investors International Opportunities Bond Fund, and First Investors Fund For Income, each a series of First Investors Income Funds, which are included in said Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2014